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                                                                    EXHIBIT 10.2



                        ADMINISTRATIVE SERVICES AGREEMENT

         This Agreement ("Agreement") is made and entered into this ___ day of _____ , 1998, by and between ORTHODONTIX, INC., a Florida corporation ("OTX"), and ORTHODONTIX PROFESSIONAL FLORIDA, P.A., a Florida professional corporation (the "Orthodontix Professional").

                                    RECITALS

         A. OTX is a Florida corporation which has developed systems, procedures, and strategies to maximize the productivity, efficiency and profitability of orthodontists and orthodontic practices. OTX is experienced in providing equipment, capital investments, business, administrative and related services to orthodontic practices. In connection with providing these services to orthodontic practices, OTX owns certain assets, provides equipment and nonprofessional personnel to, and manages certain business affairs of orthodontic practices.

         B. The Orthodontix Professional is a Florida professional corporation performing orthodontic and related services through the services of appropriately licensed health care professionals, including, but not limited to, orthodontists and dentists (the "Orthodontist(s)" or "Health Care Professionals") employed by or affiliated with the Orthodontix Professional (the "Professional Services"). The Orthodontix Professional operates at offices located in the facilities identified in Exhibit 2.2, as amended from time to time (the "Premises").


         C. OTX's services are designed to improve the efficiency and profitability of orthodontic practices. The Orthodontix Professional and OTX each desire to enter into an arrangement with the other party that: benefits those seeking Professional Services as patients; facilitates the effective use of the Orthodontix Professional's resources; facilitates consistency of service, both in the orthodontic





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care provided by the Orthodontists employed by or affiliated with the
Orthodontix Professional and in the administrative and business services provided by OTX; and ensures that the Orthodontix Professional and the Orthodontists employed by or affiliated with the Orthodontix Professional will owe their first duty of care to the patient and will preserve the nature of the orthodontist-patient relationship.

         D. The Orthodontix Professional desires to focus its energies, expertise and time on the practice of orthodontics and the delivery of orthodontic services to patients and to accomplish this goal it desires that the increasingly more complex business functions of its orthodontic practice be conducted by persons with business expertise. OTX desires to provide such administrative and business services as are necessary and appropriate for the day-to-day administration of the non-orthodontic aspects of the Orthodontix Professional's orthodontic practice all upon the terms and conditions hereinafter set forth.

         E. The Orthodontix Professional and OTX have determined a fair market value for the services to be rendered by OTX, and based on this fair market value, have developed a formula for OTX and the Orthodontix Professional to earn revenue that will allow the parties to establish a relationship permitting each party to devote its skills and expertise to the appropriate responsibilities and functions.

         F. This Agreement is being entered into in connection with anticipated transactions involving the acquisition of certain assets of orthodontic practices (the "Transactions"), as set forth in Agreements and Plans of Reorganization or similar agreements between orthodontic practices and OTX to be entered into from time to time (the "Reorganization Agreement").




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         NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, the parties agree as follow:

I. AUTHORITY OF PARTIES

         1. AUTHORITY OF OTX. Consistent with the provisions of this Agreement and Florida law, OTX shall have the responsibility and sole and complete authority to provide exclusive full service practice business management services for the Orthodontix Professional, such services to include, consultation and other activities regarding (i) the suitability of office space, furnishings and equipment; (ii) nonprofessional staffing required by the Orthodontix Professional; (iii) regulatory compliance; (iv) methods relating to increasing of productivity; (v) inventory and supplies management; (vi) information systems management; (vii) marketing services; (viii) site selection, relocation, design and physical layout of the Orthodontix Professional; (ix) financial services related to accounting and bookkeeping, monitoring of accounts receivable, payment of leases and subleases, payroll and benefits, administration, billing and collection services, payment of federal and/or state income taxes, personal property or intangible taxes, administration of interest expense or indebtedness incurred to finance the operation of the Orthodontix Professional; (x) administration of malpractice insurance expenses; and, (xi) subject to applicable law, other services as OTX deems necessary and in any manner OTX deems appropriate in its discretion to meet the day to day requirements of the business functions of the Orthodontix Professional. The parties acknowledge that OTX is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of orthodontics nor shall OTX now or in the future be regarded as practicing orthodontics or dentistry within the meaning of applicable Florida law and Florida Statutes Section 466.003(3). To the extent any act or service herein required by OTX should be construed by a court of competent jurisdiction or by the State Board of Dentistry to constitute the



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practice of dentistry or orthodontics, the requirement to perform that act or service by OTX shall be deemed waived and unenforceable and shall not constitute a breach or default by OTX under this Agreement, and the parties shall take the actions contemplated by Section 5.2(e); hereof.

         1.2 RESERVED.

         1.3 AUTHORITY OF THE ORTHODONTIX PROFESSIONAL. The Orthodontix Professional, through the Orthodontists, shall be solely responsible for and have sole and complete authority, supervision and control over the provision of Professional Services and other related healthcare services performed for patients of the Orthodontix Professional. In this regard, the Orthodontix Professional shall provide or cause to be provided through the Orthodontists all services related to the clinical sufficiency, suitability, reliability or efficacy of any product, service, process or activity related to the delivery of Professional Services. All diagnoses and treatments shall be provided and performed exclusively by, or under the supervision of the Orthodontists employed or retained by the Orthodontix Professional, and in accordance with all laws. This Agreement shall in no way be construed to mean or suggest that OTX is engaged in the practice of dentistry or orthodontics.

         1.4 POWER OF ATTORNEY. In connection with this Agreement and throughout the term of this Agreement, OTX shall have responsibility and sole and complete authority over the following:

         a. To bill the patients serviced by the Health Care Professionals employed by or affiliated with the Orthodontix Professional, in the Orthodontix Professional's name and on the Orthodontix Professional's behalf, for billable Professional Services provided by the Health Care Professionals;



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         b. To bill, in the Orthodontix Professional's name and on the
         Orthodontix Professional's behalf, all claims for reimbursement or indemnification from third-party payors for covered billable Professional Services provided by the Health Care Professionals;

         c. To collect and receive, in the Orthodontix Professional's name and on the Orthodontix Professional's behalf, all accounts receivable generated by such billings and claims for reimbursement or indemnification, and to deposit all amounts collected in the Orthodontix Professional Account (as defined hereinbelow at Section II, 2.10);

         d. To take custody of, endorse in the name of the Orthodontix Professional, and deposit into the Orthodontix Professional Account any notes, checks, money orders insurance payments, and any other instruments received in payment of the accounts receivable for Professional Services;

         e. To deposit into the Orthodontix Professional Account all funds, fees and revenues generated by the Health Care Professionals from the provision of Professional Services, and to make withdrawals and sign checks for disbursements from the Orthodontix Professional Account solely for the purpose of withdrawing the collected revenues to be applied to payment of the Practice Expenses (as defined at Section IV, 4.2 hereinbelow) and the Professional Compensation (as defined at
         Section II, 2.10 hereinbelow) and as requested from time to time by the Orthodontix Professional; and

         f. Upon the request of OTX, the Orthodontix Professional shall execute and deliver to OTX or the financial institution where the Orthodontix Professional Account is maintained, such additional documents or instruments as may be reasonably necessary to evidence or effect the authority pursuant to this Agreement.



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         1.5 ANNUAL BUSINESS PLAN AND BUDGET. Annually and at least thirty (30)
days prior to the commencement of each fiscal year, Orthodontix Professional and OTX shall prepare a business plan and an operational budget for such fiscal year (the "Business Plan"). The Business Plan shall set forth an estimate of the operating revenues and expenses associated with the provision of Professional Services at the Orthodontix Professional. Any non-budgeted expenses shall be reviewed and approved by both parties. OTX and the Orthodontix Professional shall use their best efforts to perform their duties and obligations under this Agreement such that the actual revenues, costs and expenses associated with the provisions of Professional Services at the Orthodontix Professional during any applicable period of the Orthodontix Professional's fiscal year shall be consistent with the Business Plan.

         1.6 ADVISORY BOARD. The parties hereby establish an Advisory Board which shall be responsible for providing dispute resolution on certain matters and for developing and implementing management and administrative policies for the overall operation of the Orthodontix Professional. The Advisory Board shall consist of that number of members as agreed to from time to time between OTX and the Orthodontix Professional. OTX shall designate, in its sole discretion, fifty (50%) percent of the members of the Advisory Board. The Orthodontix Professional shall designate, in its sole discretion, fifty (50%) percent of the members of the Advisory Board. All members of the Advisory Board shall be licensed to practice orthodontics. Each party's representatives to the Advisory Board shall have the authority to make decisions on behalf of the respective party. Except as may otherwise be provided, the act of the majority of the members of the Advisory Board shall be the act of the Advisory Board. In the event of a voting deadlock, a person mutually agreed upon by OTX and the Orthodontix Professional shall be temporarily


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appointed to the Advisory Board within five (5) days for the sole purpose of casting a deciding vote. The decisions, resolutions, actions or recommendations of the Advisory Board shall be implemented by OTX or the Orthodontix Professional as appropriate.

         a. Duties and Responsibilities of the Advisory Board. The Advisory Board shall review, evaluate and make recommendations concerning the following matters:

                  (i) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to the Orthodontix Professional shall be reviewed by the Advisory Board which shall make recommendations to the Orthodontix Professional with respect to proposed changes therein. Such renovation and expansion plans and capital equipment expenditures shall be based upon economic feasibility, dental support, productivity and then current market conditions.

                  (ii) Ancillary Services. The Advisory Board shall advise OTX and the Orthodontix Professional with respect to the Orthodontix Professional provided ancillary services concerning the pricing, access to and quality of such services.

                  (iii) Provider and Payor Relationships. The Advisory Board shall review and make recommendations to OTX and the Orthodontix Professional regarding the establishment or maintenance of relationships with institutional health care providers and third-party payors. The Advisory Board shall also advise OTX and the Orthodontix Professional concerning discounted fee schedules, including capitated fee arrangements, and shall allocate revenue generated from capitation contracts.

                  (iv) Strategic Planning. The Advisory Board shall advise OTX and the Orthodontix Professional concerning development of long-term strategic planning

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                  objectives for the Orthodontix Professional.

                  (v) Capital Expenditures. The Advisory Board shall advise the Orthodontix Professional concerning the priority of major capital expenditures.

                  (vi) Fee Dispute Resolution. At the request of OTX, the Advisory Board shall advise OTX with respect to any dispute concerning a set-off or reduction in fees earned by OTX hereunder.

                  (vii) Grievance Referrals. The Advisory Board shall consider and make recommendations to OTX and the Orthodontix Professional regarding grievances pertaining to matters not specifically addressed in this Agreement as referred to it by OTX or the Orthodontix Professional.

         Notwithstanding any contrary provision of this Agreement, it is acknowledged and agreed that recommendations of the Advisory Board are intended for the advice and guidance of OTX and the Orthodontix Professional and that the Advisory Board does not have the power to bind OTX and the Orthodontix Professional. Where discretion with respect to any matter is vested in OTX or the Orthodontix Professional under the terms of this Agreement, OTX or the Orthodontix Professional as the case may be, shall have ultimate responsibility for the exercise of such discretion, notwithstanding any recommendations of the Advisory Board. OTX and the Orthodontix Professional shall, however, take such recommendations of the Advisory Board into account in good faith in the exercise of such discretion.

         b. Orthodontic Decisions. Despite the above listing of activities and areas of interest, all orthodontic decisions and related decisions required by applicable law to be made solely by licensed Health Care Professionals will be made solely by the Health Care Professionals.



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         The licensed Health Care Professionals who are members of the Advisory
         Board shall have exclusive authority to review and resolve issues related to:

                  (i)  Types and levels of health care services to be provided;

                  (ii) Recruitment of licensed and other professional healthcare providers, including the specific qualifications and specialties of recruited dentists and orthodontists;

                  (iii) Fee schedules;

                  (iv) Any dental or orthodontic related functions; and

                  (v) Any other decisions required by applicable law to be made solely by dentists and orthodontists.

         c. Meetings of the Advisory Board. The Advisory Board shall meet on a regular basis as mutually agreed by the parties. A special meeting of the Advisory Board may be called by either the Orthodontix Professional or OTX upon five (5) business days notice.

II.      DUTIES OF OTX

         2.1 GENERAL. OTX shall provide the Orthodontix Professional with comprehensive practice management, financial and marketing services, and such facilities, equipment, and nonprofessional personnel as reasonably required by the Orthodontix Professional to operate its practice. OTX shall have all power and authority reasonably necessary to manage the business affairs of the Orthodontix Professional and carry out OTX's duties under this Agreement, subject to the requirements of the applicable law relating to the practice of dentistry and orthodontics. It is expressly understood and agreed by the parties that the Orthodontists shall have complete authority


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over and responsibility for the orthodontic care provided to the patients of the
Orthodontix Professional and that the services provided by OTX shall not interfere with or compromise said authority and responsibility. OTX will have no authority, directly or indirectly, to perform or govern the performance of, and will not perform, any orthodontic function. OTX, may, however, advise
Orthodontix Professional as to the relationship between its performance of orthodontic functions, and the overall administrative and business functioning of its practice.

         2.2 FACILITIES AND EQUIPMENT. OTX shall provide or arrange for the offices, facilities, furnishings, equipment, and related services described in
Exhibit 2.2 hereto, as such Exhibit may be amended from time to time, and, on an ongoing basis, shall provide for the maintenance and upkeep of the foregoing. OTX additionally agrees, on an ongoing basis, to evaluate and consult with the Orthodontix Professional on the equipment needs of and the efficiency and adequacy of the facilities of the Orthodontix Professional. Title to such furnishings and equipment, shall remain vested in OTX, provided, however, that during the term of this Agreement the Orthodontix Professional shall maintain complete care, custody and control of all inventory, equipment and supplies. OTX makes no warranty, either express or implied with respect to the facilities and equipment provided by OTX pursuant to this Agreement. All warranties of merchantability and fitness for a particular purpose are hereby expressly disclaimed.

         2.3 PERSONNEL AND PAYROLL. OTX shall employ or otherwise retain all management, clerical, secretarial, bookkeeping, accounting, payroll, billing and collecting, and other nonprofessional or nonlicensed personnel (the "Staff") as OTX deems reasonably necessary and appropriate for the Orthodontix Professional and shall be responsible for Staff scheduling, provided, however the Orthodontix Professional shall have complete and absolute authority over and control



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all decisions related to hours of operation of the Orthodontix Professional. OTX shall have the sole responsibility and authority for determining the salaries and fringe benefits of personnel employed by or retained by OTX, and for paying such salaries and fringe benefits. The parties acknowledge that OTX personnel retained by OTX may from time to time perform services for persons other than the Orthodontix Professional and this Agreement shall not prevent OTX from performing such services for others or restrict OTX from using its personnel to provide services to others, provided, that such activity does not materially, adversely affect the services to be provided by OTX hereunder.

         2.4 BUSINESS SYSTEMS, PROCEDURES AND FORMS. In consultation with the Orthodontix Professional, OTX shall offer advice to the Orthodontix Professional regarding standardized business systems and procedures for the Orthodontix Professional, including, but not limited to, a scheduling system (the "OTX Scheduling System") that is designed to improve the Orthodontix Professional's operating efficiency. The Orthodontix Professional expressly acknowledges and agrees that it shall have no property rights in the foregoing systems, procedures and clinical forms, and further agrees that such systems, procedures, and forms shall be deemed to constitute Confidential Information within the meaning of Section III, 3.7 hereof and is subject to the restrictions on the use, appropriation, and reproduction of such Confidential Information provided for in this Agreement.

         2.5 PURCHASING, ACCOUNTS PAYABLE AND INVENTORY CONTROL. OTX shall be responsible for and shall establish and maintain systems for the handling and processing of all purchasing and payment activities and for the performance of all payroll and payroll accounting functions of the Orthodontix Professional. In consultation with the Orthodontix Professional, OTX


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shall purchase and maintain all patient care supplies and office supplies.
Patient care supplies shall be provided in accordance with the reasonable specifications of the Orthodontix Professional with respect to brand names, dosages, quantities and other specifications and shall at all times remain in the Orthodontix Professional's complete care, custody and control.

         2.6 INFORMATION SYSTEMS AND ACCOUNTING. OTX shall establish, maintain and train the Staff in the use of information systems to produce financial and operational information concerning the Orthodontix Professional's operations. OTX shall analyze such information on an ongoing basis in order to advise the Orthodontix Professional on ways of improving operating efficiencies. OTX shall provide or arrange for all accounting and bookkeeping services related to the Orthodontix Professional's operations.

         2.7 LEGAL COMPLIANCE AND SERVICES. OTX shall be responsible for ensuring compliance with all rules, regulations and ordinances applicable to the Orthodontix Professional's operations, and shall arrange for all legal services reasonably required by the Orthodontix Professional, but excluding the cost of malpractice suits. Upon the Orthodontix Professional's request, OTX shall advise and assist the Orthodontix Professional in instituting or defending in the name of the Orthodontix Professional, all legal actions or proceedings by or against third parties, including, without limitation, those actions to collect fees for billed services and those actions necessary for the protection and continued operation of the Orthodontix Professional.

         2.8 MARKETING. OTX shall offer the Orthodontix Professional advice regarding the design and execution of a marketing plan to promote the professional services of the Orthodontix Professional. Such marketing plan may include, as OTX determines to be appropriate, newspaper, yellow pages, and radio and television advertising, special promotions and pricing programs, and


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direct marketing to employers, insurance companies, and other payors. In connection with such marketing plan, OTX shall advise the Orthodontix Professional on establishing and maintaining a plan for patients' payment for orthodontic services on an installment plan basis. All marketing activities hereunder shall be conducted in compliance with all applicable laws and regulations governing advertising by the dental and orthodontic profession and may be implemented through managed care and insurance companies.

         2.9 FINANCIAL SERVICES. OTX shall be responsible for (i) billing and collecting payments for all orthodontic services rendered by the Health Care Professionals and for all other services billed by the Orthodontix Professional, with all such billing and collecting to be done in the name of the Orthodontix Professional; (ii) receiving payments from patients, insurance companies and all other third party payors; (iii) taking possession of and endorsing in the name of the Orthodontix Professional any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable; (iv) administering the Orthodontix Professional's payroll, as applicable; and (v) paying all Practice Expenses. The Orthodontix Professional, in consultation with OTX, but in its discretion, shall establish the fees for all Professional Services rendered by the Orthodontix Professional and shall timely advise OTX of any changes in the Orthodontix Professional's fee schedule.

         2.10 DISBURSEMENT OF FUNDS. (a) All monies collected for the Orthodontix Professional by OTX pursuant to this Agreement shall be deposited into an account with a bank whose deposits are insured with the Federal Deposit Insurance Corporation (the "Orthodontix Professional Account"). The Orthodontix Professional Account shall contain the name of the Orthodontix Professional but OTX shall make all disbursements therefrom. OTX shall account for


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all monies so disbursed from the Orthodontix Professional Account. From the funds collected and deposited by OTX in the Orthodontix Professional Account, OTX shall make the following disbursements promptly when payable:

                  (i) Amounts payable to all contracted professional corporations or individuals who provide Orthodontists or orthodontic services (the "Professional Compensation"); and

                  (ii) All Practice Expenses (as defined at Section IV, 4.2).

         (b) In the event the funds in the Orthodontix Professional Account are, at any time insufficient to cover the Professional Compensation and the Practice Expenses, OTX shall notify the Orthodontix Professional and OTX may advance funds to the Orthodontix Professional, which advances will be deemed to be loans to the Orthodontix Professional to be repaid upon such terms and at such rate of interest as agreed to by the Orthodontix Professional and OTX, which indebtedness shall be deemed a Practice Expense.

         2.11 RECORDS. OTX shall supervise and maintain custody of all files and records relating to the business operation of the Orthodontix Professional, including but not limited to accounting, billing, patient records, and collection records. For the term of this Agreement, OTX shall assign to the Orthodontix Professional, any rights of ownership it may have in patient records acquired in connection with the Reorganization Agreement, to the extent that such records are for patients of the Orthodontix Professional. Such patient records shall at all times be and remain the custody of the Orthodontix Professional and accessible for patient care. To the extent lawful, OTX shall have access to such patient records for the purpose of complying with this Agreement, it being understood and agreed that nothing in this Section 2.11 shall permit OTX to exercise control over



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patient records or the selection, procedures or manner of a course of treatment for a patient. The management of all files and records shall comply with applicable state and federal statutes. OTX shall use its reasonable efforts to preserve the confidentiality of patient medical records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement.

         2.12 CONTRACTS. OTX shall advise the Orthodontix Professional with respect to all contractual arrangements with third parties that are reasonably necessary and appropriate for the Orthodontix Professional's provision of Professional Services, including, without limitation, negotiated price agreements with third party payors, managed care providers or the purchasers of group healthcare services, provided, however, that the Orthodontix Professional shall maintain ultimate control over all pricing policies with respect to orthodontic services and decisions relating to such contractual arrangements.

         2.13 LICENSES AND PERMITS. OTX shall, on behalf of and in the name of the Orthodontix Professional, apply for and maintain all federal, state and local licenses (other than professional service licenses) and regulatory permits required for, or in connection with the operation of the Orthodontix Professional.

         2.14 UTILITIES AND RELATED SERVICES. OTX shall arrange for and pay, before delinquency, all charges relating to the necessary electricity, gas, water, telephone, sewage, waste disposal, cleaning, pest extermination, heating and air condition maintenance and other similar services reasonably necessary and appropriate for the conduct of the Professional Services.

        2.15 ACCOUNTS RECEIVABLE. To assure that the Orthodontix Professional receives


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the entire amount of professional fees for its services and to assist the
Orthodontix Professional in maintaining reasonable cash flow for the payment of the Practice Expenses, OTX may purchase, without recourse to the Orthodontix Professional for the amount of the purchase, the accounts receivable of the Orthodontix Professional arising during the previous month for an amount equal to the gross revenue recorded each month by the Orthodontix Professional (according to GAAP reflecting all adjustments related to bad debt reserve, if any). OTX shall be entitled to offset the Practice Expenses against the amount payable for the accounts receivable. Although it is the intention of the parties that OTX purchase and thereby become the owner of the accounts receivable generated by the Orthodontix Professional, in the event such purchase shall be ineffective for any reason, the Orthodontix Professional is concurrently herewith granting to OTX a security interest in the accounts so purchased, and the Orthodontix Professional shall cooperate with OTX and execute all documents in connection with the pledge of such purchased accounts receivable to OTX. All collections in respect to such accounts receivable purchased by OTX shall be received by OTX as the agent of the Orthodontix Professional and shall be endorsed to OTX and deposited in a bank account designated by OTX. To the extent the Orthodontix Professional comes into possession of any payments in respect of such accounts receivable, the Orthodontix Professional shall direct such payments to OTX for deposit in bank accounts designated by OTX, provided, however, that nothing contained herein shall be construed as the Orthodontix Professional relinquishing control over credit extended by the Orthodontix Professional.

III.     DUTIES OF THE ORTHODONTIX PROFESSIONAL

         3.1 ORTHODONTISTS AND RENDERING OF PATIENT CARE. The Orthodontix




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Professional shall be responsible for the retention and supervision of
Orthodontists and all orthodontic care rendered to patients shall be rendered by such Orthodontists.

         3.2. PROFESSIONAL SERVICES. The Orthodontix Professional shall use and occupy the offices and facilities designated on Exhibit 2.2 exclusively for the practice of orthodontic services, and shall comply with all applicable local rules, ordinances and all standards of dental and orthodontic care. It is expressly acknowledged by the parties that the practice or orthodontics conducted by the Orthodontix Professional shall be conducted solely by the Orthodontists. The Orthodontists shall provide Professional Services to patients hereunder in compliance at all times with ethical standards, and laws and regulations applying to the dental and orthodontic professions. The Orthodontix Professional shall ensure that each person that provides Professional Services to patients is licensed by the state of Florida. In the event that any disciplinary, medical malpractice or other actions are initiated or threatened against any Orthodontists, the Orthodontix Professional shall immediately inform OTX of such action and the underlying facts and circumstances. The Orthodontix Professional agrees to cooperate with and participate in quality assurance/utilization review programs established by OTX or mandated by accreditation and/or licensure standards applicable to the practice of orthodontics. Deficiencies discovered in the performance of any personnel or in the quality of professional services shall be reported immediately to OTX, and appropriate steps shall be taken by the Orthodontix Professional at once to remedy such deficiencies.

         3.3 RECORDS. The Orthodontix Professional shall keep or cause to be kept accurate, complete and timely dental, orthodontic and other records of all patients. Such records shall be sufficient to enable OTX, on behalf of the Orthodontix Professional, to obtain payment for the services provided by the Orthodontists, provided, however, that such records shall at all times during



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the term of this Agreement remain the property of the Orthodontix Professional.

         3.4 PROFESSIONAL LICENSURE. The Orthodontix Professional shall ensure that the Orthodontists;

             (i) participate in continuing education as is necessary for such persons to remain current; and

             (ii) maintain professional licenses and board certification as necessary.

         3.5 PROFESSIONAL INSURANCE ELIGIBILITY. The Orthodontix Professional shall cooperate in the obtaining and retaining of professional liability insurance by assuring that each of its Orthodontists, is insurable, and participating in an on-going risk management program.

         3.6 SERVICES AGREEMENT. The parties recognize that the services of OTX to be provided hereby and OTX's reasoning in part for entering into this Agreement is based on the Orthodontix Professional operating an active orthodontic practice to which it and each Orthodontist employed or associated with the Orthodontix Professional devote their full time and attention, which relationship may be memorialized pursuant to a Services Agreement or Employment Agreement (collectively, the "Services Agreement"). For the term of this Agreement, OTX shall assign to the Orthodontix Professional any rights it has in any Employment Agreement that may be acquired by OTX in connection with the Reorganization Agreement, to the extent such employee will become affiliated with the Orthodontix Professional. Except as otherwise consented to by OTX, the Orthodontix Professional will cause each individual Orthodontist who becomes employed by or affiliated with the Orthodontix Professional to enter into the Services Agreement, in substantially the form attached hereto, which will provide, among other things, for restrictive covenants regarding non-competition and liquidated damages in the event of breach by the Orthodontist of the



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Orthodontist's agreement to provide services. The terms and conditions of the
Services Agreement to be entered from time to time shall be substantially in the form attached and shall be incorporated by reference hereby. All rights to enforce the Services Agreement shall be enforceable by OTX and any payments made by the breaching Orthodontist to the Orthodontix Professional in the form of liquidated damages shall forthwith be delivered by the Orthodontix Professional to OTX. The Orthodontix Professional shall have the sole responsibility for paying the Professional Compensation (as defined at Section II, 2.10(a)(i)) salaries and fringe benefits of all Orthodontists. OTX shall, in the name and on behalf of the Orthodontix Professional, establish and administer, out of funds available in the Orthodontix Professional Account, the Professional Compensation.

         3.7 CONFIDENTIALITY. The Orthodontix Professional agrees and acknowledges that all materials provided by OTX to the Orthodontix Professional constitute "Confidential Information" and are disclosed in confidence and with the understanding that it constitutes valuable business information developed by OTX at great expenditures of time, effort, and money. The Orthodontix Professional further agrees that it shall not, directly or indirectly, without the express prior written consent of OTX, use or disclose such Confidential Information for any purpose other than in connection with the services to be rendered hereunder. The Orthodontix Professional further agrees: (i) to keep strictly confidential and hold in trust all Confidential Information and not disclose such Confidential Information to any third party, including its affiliates without the express prior written consent of OTX; and (ii) to impose this obligation of confidentiality on its affiliates, partners, employees and independent contractors. The Orthodontix Professional acknowledges that the disclosure of Confidential Information to it by OTX is done in reliance upon its representations and covenants in this Agreement. Upon expiration or termination of this Agreement by either party for any reason whatsoever, the Orthodontix Professional shall immediately return and shall cause its affiliates, partners, employees and independent contractors not to, thereafter use, appropriate, or reproduce such Confidential Information. The Orthodontix Professional further expressly acknowledges and agrees that any such use, appropriation, or reproduction of any such Agreement will result in irreparable injury to OTX, that the remedy at law for the foregoing would be inadequate, and that in the event of any such use, appropriation, or reproduction of any such Confidential Information after the termination or expiration of this Agreement, OTX in addition to any other remedies or damages available to it, shall be entitled to injunctive or other equitable relief without the necessity of proving actual damages but such rights to relief shall not preclude OTX from such other remedies which may be available to it hereunder.

         3.8 COVENANT NOT TO COMPETE. During the term of this Agreement and expressly subject to the Services Agreement and all other agreements entered into between the Orthodontix Professional and the Orthodontists, the Orthodontix Professional shall not and shall cause its shareholders and Orthodontists not to establish, develop or open any offices for the provision of Professional Services without the express written consent of OTX. Subject to terms of the Services Agreement which terms shall control, for a period of two years following the termination or expiration of this Agreement, the Orthodontix Professional shall not and shall cause its shareholders and Orthodontists not to advertise in print (except for yellow page advertising and announcements for the opening of a practice) or electronic media of any kind and shall and not solicit in any manner patients, orthodontists or staff associated with the Orthodontix Professional or OTX.

IV.      FINANCIAL MATTERS

         4.1 AMOUNTS DELIVERED TO OTX. The Orthodontix Professional and OTX mutually recognize and acknowledge that OTX will incur substantial costs in providing the equipment, support services, personnel, marketing, management, administration, and other items and services that are the subject matter of this Agreement. The Orthodontix Professional and OTX further recognize that certain of such costs and expenses can vary to a considerable degree, according to the extent of the Orthodontix Professional's business and services. Furthermore, the Orthodontix Professional and OTX agree that it will be impracticable to ascertain and segregate all of the exact costs and expenses that will be incurred by OTX from time to time in performance of its obligations under this Agreement. However, it is the intent of the parties that the amounts delivered to OTX be reasonable and approximate its costs and expenses, plus a reasonable return, considering the investment and risk taken by OTX and the value of the services provided by OTX. In consideration of the foregoing, OTX shall be entitled to receive a management amount (the "Management Amount") and service amount (the "Service Amount") consisting of the following:

         a. A Management Amount equal to fifteen (15%) percent of Accrued Revenue, (as defined below); and

         b. Subject to the Services Agreements generally, Service Amount equal to (.30) multiplied by the Net Operating Income (as defined below) of the Orthodontix Professional.

         4.2 ACCRUED REVENUE/NET OPERATING INCOME/PRACTICE EXPENSES.

For purposes of this Agreement, "Accrued Revenue" shall be defined as follows:

                  (i) 24% of the Initial Contract Amount; plus

                  (ii) the Monthly Contract Residual Amount; plus

                  (iii) Additional Non-Contract Service Charges.

         "INITIAL CONTRACT AMOUNT" for a given month shall be defined as the total value of any contracts to provide orthodontic services between a patient or third party payor on the one hand and the Orthodontist or Orthodontix Professional on the other, for the provision of orthodontic services at a pre-determined fee-for service amount (whether or not payable in cash) (the "Contract") which contract was generated after the date hereof (the "Effective Date"), entered into on or prior to the last business day of each month.

          "MONTHLY CONTRACT RESIDUAL AMOUNT" shall mean that amount equal to the amounts remaining to be paid by the patient or third party payor under a Contract (the "Remaining Amounts Payable") divided by the number of months remaining in the term of such Contract; provided, however, that the Remaining Amounts Payable shall not be in excess of 76% (other than for a Contract entered into prior to the Effective Date) of the total amounts payable by the patient or third party payor under the Contract.

         "ADDITIONAL NON-CONTRACT SERVICE CHARGES" shall mean that amount charged for orthodontic services which are not included in a patient contract. Such orthodontic services shall include, but are not limited to, diagnosis charges, observation charges, retention charges and office visit charges.

         For purposes hereof, "Net Operating Income" shall be defined as an amount equal to Accrued Revenue less the sum of Professional Compensation (defined at Section 2.10 of this Agreement) and the Practice Expenses. For purposes hereof, "Practice Expenses" shall be defined as:

                  (i) Salaries, benefits, and other direct costs of all employees of OTX at the Orthodontix Professional, excluding those persons covered under Professional Compensation;

                  (ii) Direct costs of all patient care supplies and office supplies associated with the

                  Orthodontix Professional;

                  (iii) Personal property and real property leasehold obligations entered into in connection with the operation of the Orthodontix Professional;

                  (iv) Personal property and intangible taxes assessed against OTX's assets used in connection with the operation of the Orthodontix Professional;

                  (v) Interest expense on indebtedness incurred by OTX to finance any of its obligations hereunder or services provided hereunder;

                  (vi) Malpractice insurance expenses and Orthodontist recruitment expenses; and

                  (vii) the Management Amount.

         4.3 AUDIT RIGHTS. No more than once quarterly either party, upon giving notice to the other party hereto, shall have the right to inspect the records of the Orthodontix Professional to ascertain and audit Accrued Revenue and the Practice Expenses, subject to patient confidentiality laws. If, upon audit or examination, it is determined that the Management Amount or Service Amount was incorrectly computed, the parties shall, within twenty (20) days of such determination, reconcile the difference by a cash payment to the applicable party.

         4.4 PAYMENT OF MANAGEMENT AMOUNT AND SERVICE AMOUNT. The Management Amount shall be payable to OTX once monthly no later than the tenth of the month. Payment of the Service Amount shall be payable by the Orthodontix Professional once annually no later than March 25. Payment of the Management Amount and the Service Amount is not intended to be, and shall not be, interpreted or applied as permitting OTX to share in the Orthodontix Professional's fees for Professional Services or any other services, but is acknowledged as the parties' negotiated agreement as to the reasonable, fair market value of the equipment, support services, personnel, marketing, management, administration, and other items and services furnished by OTX pursuant to this Agreement, considering the nature and volume of the services required and the risks assumed by OTX. The amounts payable monthly shall be estimated based upon the previous month's operating results of the Orthodontix Professional. Adjustments to the estimated payments shall be made to reconcile actual amounts due hereunder, no later than the last day of the following month.

V.       TERM AND TERMINATION

         5.1 INITIAL TERM. The initial term of this Agreement shall commence on the effective date hereof, and shall expire on the date which is forty (40) years thereafter subject to the earlier termination as set forth herein.

         5.2. TERMINATION. This Agreement may be terminated upon the first to occur of any of the following events:

         a. Termination by Agreement. In the event the Orthodontix Professional and OTX shall mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

         b. Bankruptcy or Dissolution. In the event that either party dissolves or becomes insolvent, or if any petition under federal or State law pertaining to bankruptcy or insolvency or for a reorganization or arrangement or other relief from creditors shall be filed by or against either party, or if a receiver, trustee or similar officer or creditor's committee shall be appointed to take charge of any property of or to operate or wind up the affairs of either party, then the other party may by written notice terminate this Agreement.

         c. Orthodontix Professional Breaches. At OTX's option, in the event Orthodontix

Professional is in default of any material obligation under this Agreement, then OTX may by written notice (as specified in 5.3 of this Agreement) to Orthodontix Professional terminate this Agreement.

         d. OTX Breaches. At the Orthodontix Professional's option, in the event OTX is in default of any material obligation under this Agreement, which default causes a material, adverse impact upon the Orthodontix Professional, then the Orthodontix Professional may by written notice (as specified in 5.3 of this Agreement) to OTX terminate this Agreement.

         e. Termination by Reason of Legislative, Regulatory or Administrative Change. In the event there shall be a change in law or a change in any third party reimbursement system, any of which, are reasonably likely to adversely affect the manner in which either party may perform or be compensated for its services under this Agreement or which shall make this Agreement unlawful, the parties shall immediately enter into good faith negotiations regarding a new arrangement or basis for compensation for the services furnished pursuant to this Agreement that complies with the law and that approximates as closely as possible the economic position of the parties prior to the change.

                  5.3 RIGHT TO CURE DEFAULT. Except in the event of a termination of this Agreement due to expiration of the Agreement or through mutual agreement, a termination for breach shall not be effective until thirty
(30) days after written notice specifying the facts constituting the alleged breach is provided by the party desiring termination. In the event either party shall give written notice of termination to the other as set forth above, the party receiving said notice shall have thirty (30) days to cure the alleged default. If such default shall not have been cured within thirty (30) days following the giving of such written notice, the party giving such written notice shall have the right to immediately terminate this Agreement unless the defaulting party shall, within said (30) day period, have made a good faith effort to initiate curative action and diligently prosecutes such action to completion within the following thirty (30) day period.

         5.4 EFFECTS OF TERMINATION. Upon termination, but not expiration of this Agreement, neither party shall have any further obligations or rights hereunder except for (i) the Orthodontix Professional shall be obligated at the time of termination, to purchase from OTX all equipment, capital improvements and other tangible assets provided by OTX to the Orthodontix Professional at a price equal to the current value of said assets as reflected on the books of OTX at the time of termination, (ii) obligations and rights accruing prior to the date of termination, that are expressly made to extend beyond the term of this Agreement or the Reorganization Agreement including, without limitation, indemnity, confidentiality, and restrictive covenant provisions, which provisions shall survive the expiration or termination of this Agreement.

         5.5 CONTINUED PROFESSIONAL SERVICES. Following any notice of termination hereunder, whether given by OTX or the Orthodontix Professional, the Orthodontix Professional and OTX will fully cooperate with each other in all matters relating to the performance or discontinuance of Professional Services, as appropriate, and the orderly transition of patients.

VI.      INDEMNIFICATION

         6.1 INDEMNIFICATION BY OTX. The Orthodontix Professional, its officers, its employees and its agents will incur no liability in connection with the conduct of OTX prior to the Effective Date. The Orthodontix Professional shall not, by entering into this Agreement and performing its obligations hereunder, assume or become liable for any of the existing or future claims made against OTX or arising out of or connected with the negligence or fault of OTX, its employees, agents, or contractors or OTX's performance of its obligations within its scope of responsibility hereunder. Accordingly, OTX shall and hereby does indemnify, hold harmless, and agrees to defend the Orthodontix Professional and its officers, employees and agents from and against any claims, obligations, damages, causes of action, losses, liabilities, damages, costs and expenses, including reasonable attorneys' fees, arising out of or connected with the conduct of OTX prior to the effective date of this Agreement or arising out of or connected with the negligence or fault of OTX, its employees, agents, or contractors or OTX's performance of its obligations within its scope of responsibility hereunder. In the event the Orthodontix Professional is required to hire an attorney to defend itself against a claim indemnified hereunder, OTX shall be responsible for retaining counsel reasonably acceptable to the Orthodontix Professional to defend Orthodontix Professional and OTX shall be responsible to pay said attorneys' fees as reasonably incurred.

         6.2 INDEMNIFICATION BY THE ORTHODONTIX PROFESSIONAL. OTX, its officers, its employees and its agents, will incur no liability in connection with the conduct of the Orthodontix Professional prior to the Effective Date. OTX shall not, by entering into this Agreement and performing hereunder, assume or become liable for any existing or future claims made against the Orthodontix Professional or arising out of or connected with the negligence or fault of the Orthodontix Professional its employees, agents, or contractors or the Orthodontix Professional's performance of its obligations hereunder. Accordingly, the Orthodontix Professional shall and hereby does indemnify, hold harmless, and agrees to defend OTX and its affiliates, officers, employees and agents from and against any claims, obligations, demands, causes of action, losses, liabilities, damages, costs and expenses, including reasonable attorneys' fees, arising out of or connected with the conduct of the Orthodontix Professional prior to the effective date of this Agreement or arising out of or connected with the negligence or fault of the Orthodontix

Professional its employees, agents, or contractors or the Orthodontix Professional's performance of its obligations hereunder.

VII.     TRADEMARKS AND TRADE NAMES OF OTX

         7.1 TRADE NAMES AND TRADEMARKS OF OTX. The Orthodontix Professional shall not use or imitate, in whole or in part, any trademarks, trade names, service marks, insignias, slogans, emblems, symbols, designs or other identifying characteristics owed by or associated with OTX or any of its subsidiaries or affiliates (collectively, "Proprietary Marks") until such time as OTX (i) approves any such use in writing, or (ii) otherwise grants to the Orthodontix Professional a license to use the Proprietary Marks. Such restrictions include, without limitation, using any of the Proprietary Marks in any signs, advertising or any promotional material.

         Upon termination of this Agreement for any cause whatsoever, including OTX's breach, the Orthodontix Professional shall immediately, at its sole cost and expense, make whatever changes may be necessary in any signs, advertising and promotional material in order to comply with the provisions of this paragraph and cease using the Proprietary Marks. The Orthodontix Professional covenants under this section are unconditional and are in no way dependent upon the performance of OTX of any of its agreements hereunder.

         The Orthodontix Professional hereby acknowledges and will always acknowledge and recognize both before and after the expiration of this Agreement the exclusive right of OTX to use or grant to others the right or license to use, whether separately, or as a part of or in connection with other words, any Proprietary Mark.

         If the Orthodontix Professional utilizes any Proprietary Mark, the Orthodontix Professional shall take all actions which are necessary to maintain OTX's goodwill and reputation or cease utilizing, at OTX's demand, any and all Proprietary Marks.

VIII.    INDEPENDENT CONTRACTOR

         8.1 ORTHODONTIX PROFESSIONAL'S CONTROL OVER PROFESSIONAL SERVICES. Notwithstanding the authority granted to OTX herein, OTX and the Orthodontix Professional agree that Orthodontix Professional personally, or through any of its affiliated Orthodontists, employees or agents, shall have control or supervision over the provision of all Professional Services with the sole authority, directly or indirectly, to perform any orthodontic function. OTX will have no authority, directly or indirectly, to perform, and will not perform, any orthodontic function. OTX may, however, advise the Orthodontix Professional as to the relationship between its performance of orthodontic functions and the overall administrative and business functioning of its practice.

         8.2 INDEPENDENT RELATIONSHIP. The Orthodontix Professional and OTX intend to act and perform independently with respect to their respective authority, rights and obligations under this Agreement and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. The Orthodontix Professional will not have any claim under this Agreement, or otherwise, against OTX for vacation pay, sick leave, unemployment insurance, worker's compensation, disability benefits or employee benefits of any kind.

         8.3 OTHER PROFESSIONALS. No provision of this Agreement is intended to limit OTX's right, authority, or ability under applicable law to contract with other persons, or to employ, contract with, or enter into any partnership or joint venture with any healthcare professional.

IX. MISCELLANEOUS

         9.1 RECITALS. The foregoing recitals are true and correct and are incorporated herein.

         9.2 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         9.3 NON-WAIVER. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein. No waiver of any provisions of this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

         9.4 HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe the provisions of this Agreement.

         9.5 ATTORNEY'S FEES, COSTS AND EXPENSES. In any action or proceeding to enforce this Agreement, including any appeals or post judgment proceedings, the prevailing party shall be entitled to recover from the other party thereto the reasonable attorneys' fees, court costs, filing fees, publication costs and other expenses incurred by the prevailing party in connection therewith.

         9.6 VENUE, JURISDICTION AND GOVERNING LAW. The Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Florida. Venue for any litigation involving this Agreement shall be Dade County, Florida. The parties agree to submit to the jurisdiction of the courts of Dade County, Florida. The parties acknowledge that OTX is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of dentistry or orthodontics. To the extent any act or service required of OTX is this

Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of dentistry or orthodontics, the performance of said act or service by OTX shall be deemed waived and forever unenforceable and the provisions of section 9.12 shall be applicable.

         9.7 RULE OF CONSTRUCTION. The terms and conditions set forth in this Agreement are the product of mutual draftsmanship and/or review by the parties hereto, each being represented by counsel. Any ambiguities in this Agreement or any agreement prepared or to be prepared pursuant to or in connection with this Agreement shall not be construed against any one party because of the draftsmanship. The Agreement shall be interpreted in a neutral fashion consistent with the intent of the parties as stated herein.

         9.8 NOTICES. Any notice, request, demand, instruction, or other communication to be given to any party to this Agreement, shall be in writing and shall be sent either by: registered or certified mail; hand delivery; by Federal Express or other reputable courier service, and shall be deemed delivered upon receipt of said notice. The addresses for the purposes of this section may be changed by giving written notice hereunder. Unless and until written notice of a change of address is given in writing and received, the addresses and provided herein shall be deemed to continue in effect for all purposes.

As to OTX:                               Orthodontix, Inc.
                                         2222 Ponce de Leon Boulevard, 6th Floor
                                         Coral Gables, FL 33134

As to Orthodontix Professional:          Orthodontix Professional, P.A.

                                         ------------------------------

                                         ------------------------------


         9.9 MODIFICATION OF AGREEMENT AND MERGER. This Agreement, including the exhibits attached hereto and made part hereof, constitutes the entire


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


agreement of the parties. This Agreement may not be supplemented, modified or revised in any manner except by a single writing executed by all parties hereto, no additional consideration required. There are no prior or contemporaneous oral promises, representations or agreements not set forth herein inducing entry into this Agreement. The provision of this paragraph cannot be modified by conduct, oral agreement or written agreement, unless signed by all parties hereto.

         9.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by telex or by telefax of a facsimile signature page shall be binding upon that party so confirming.

         9.11 AUTHORITY TO SIGN. By signing this Agreement, each party represents and warrants to all other parties that its execution of this Agreement is duly authorized in accordance with applicable laws relating to such parties, that this Agreement is fully enforceable according to its terms against such executing party and that the individual executing on any corporation's behalf has the requisite power and authority to do so.

         9.12 SEVERABILITY. If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under any present or future law by the final judgment of a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible and be legal, valid and enforceable.

         9.13 TIME OF ESSENCE. Time is of the essence in this Agreement.

         9.14 CONFIDENTIALITY. The parties agree to keep the provisions in this agreement confidential and will not disclose these provisions to any person excluding the parties' accountants, attorneys, and other professionals with whom the parties conduct business and to whom such disclosure is reasonably necessary; provided however that such person shall be advised of the confidential nature of this Agreement at the time of such disclosure.

         9.15 FURTHER ASSURANCES. Each party covenants to perform any lawful additional acts, including execution of additional agreements and documents, as are reasonably necessary to effectuate the intent and purpose of this Agreement.

         9.16 ASSIGNMENT. OTX shall have the right to assign its rights hereunder. The Orthodontix Professional shall not have the right to assign its respective rights and obligations hereunder without the written consent of OTX.

         9.17 CONTRACT MODIFICATIONS FOR PROSPECTIVE LEGAL EVENTS. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel for both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Orthodontix Professional and OTX shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Orthodontix Professional and OTX.

         9.18 THIRD PARTY BENEFICIARIES. OTX understands and agrees that certain orthodontists and their wholly owned professional associations are third party beneficiaries of this Agreement pursuant to the Services Agreements entered into by and between those orthodontists, their professional associations and Orthodontix Professional with respect to the rights, benefits and



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

obligations provided by OTX to Orthodontix Professional hereunder and a breach by OTX of this Agreement (as adjudicated by a court of competent jurisdiction, after the exhaustion of all appeals) shall entitle those orthodontists to terminate such Services Agreements with no liability accruing to them or their professional associations.

         The parties hereto have duly executed this Agreement on the date first written above and the effective date of this Agreement shall be the date first written above.

                                        ORTHODONTIX, INC.


Dated:                                  By:
      -------------------------            ------------------------------------
                                           F.W. "Mort" Guilford,  President


                                        ORTHODONTIX PROFESSIONAL, P.A.



Dated:                                  By:
      -------------------------            ------------------------------------
                                           Stephen Grussmark, D.D.S., President












                                       34